ABERDEEN STANDARD GOLD ETF TRUST 8-K

Exhibit 4.1

THIRD AMENDMENT TO THE

DEPOSITARY TRUST AGREEMENT

OF

ABERDEEN STANDARD GOLD ETF TRUST

This Third Amendment to the Depositary Trust Agreement of the Aberdeen Standard Gold ETF Trust (formerly, ETFS Gold Trust), a New York common law trust (the “Trust”), dated as of June 11, 2019 (this “Amendment”), is made by and between Aberdeen Standard Investments ETFs Sponsor LLC (formerly, ETF Securities USA LLC), a Delaware limited liability company, as sponsor of the Trust (the “Sponsor”), and The Bank of New York Mellon, a New York banking corporation, as the trustee of the Trust (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Sponsor and the Trustee entered into the Depositary Trust Agreement, dated as of September 1, 2009, which created the Trust and which was amended effective as of October 1, 2018 and November 30, 2018 (the “Agreement”); and

WHEREAS, pursuant to Section 6.1 of the Agreement, the Sponsor and the Trustee desire to amend the Agreement, effective as of the close of business on June 20, 2019, to: (i) add London as a location where the Trust’s allocated gold may be held; and (ii) to change the name of the shares issuable by the Trust as follows:

Current Name	New Name
Aberdeen Standard Physical Swiss Gold Shares ETF	Aberdeen Standard Physical Gold Shares ETF

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereby agree as follows:

1.	(a) Amendment to the Preamble. The second recital of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS the Sponsor desires to establish the terms on which Gold (as herein defined) may be deposited in the trust and provide for the creation of Aberdeen Standard Physical Gold Shares ETF in Baskets (as herein defined) representing fractional undivided interests in the net assets of the trust and the execution and delivery of the Certificates (as herein defined) evidencing the Aberdeen Standard Physical Gold Shares ETF; and

(b)

Amendment to Section 1.1 of the Agreement. The defined terms for “Trust Allocated Account” and “Shares” in Section 1.1 of the Agreement are hereby deleted in their entirety and replaced with the following:

“Trust Allocated Account” shall mean the loco London account or the loco Zurich account maintained for the Trust by the Initial Custodian pursuant to the Trust Allocated Account Agreement, or another account maintained for the Trust by a successor Custodian on an allocated basis, as the case may be.

“Shares” means Aberdeen Standard Physical Gold Shares ETF created under this Agreement, each representing a fractional undivided ownership interest in the net assets of the Trust, which interest shall equal a fraction, the numerator of which is 1 and the denominator of which is the total number of Shares outstanding.

(c)

Amendment to Section 2.3(a) of the Agreement. The last sentence of Section 2.3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

Gold must be Delivered to the Custodian by credit to the Trust Unallocated Account only.

(d)

Amendment to Section 5.5 of the Agreement. The following new Section 5.5(d) is hereby added to the Agreement:

(d)

The Trustee shall have no responsibility for, and no lability arising from or connected with, any determination made by the Custodian as to the amount of the Gold balances to be maintained in the loco London account or the loco Zurich account of the Trust Allocated Account or any adjustments to such Gold balances made by the Custodian in connection with any such determination.

(e)

Amendment to Textual References in the Agreement. All other references to “Aberdeen Standard Physical Swiss Gold Shares ETF” in the Agreement are hereby deleted and replaced with “Aberdeen Standard Physical Gold Shares ETF.”

2.

In accordance with Section 6.1 of the Agreement, the Sponsor hereby certifies to the Trustee that the amendments contemplated by this Amendment do not increase any fees or charges relating to the Trust and do not otherwise prejudice any substantial existing right of the Registered Owners.

3.

The amendment contemplated by this Amendment shall, upon execution of this Amendment by the Sponsor and the Trustee, be effective as of the close of business on June 20, 2019, and no further action shall be required to make such amendment effective.

4.

Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

5.

This Amendment shall be interpreted under, and all rights and duties under this Amendment shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of New York.

6.

Except as otherwise specified in this Amendment, or as the context may otherwise require, capitalized terms shall have the meaning ascribed to them in the Agreement.

7.

This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Facsimile and electronic counterpart signatures shall be acceptable and binding.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

Aberdeen Standard Investments ETFs Sponsor LLC
(formerly, ETF Securities USA LLC),
as Sponsor

/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

The Bank of New York Mellon,
as Trustee

/s/ Phyllis Cietek
Name:	Phyllis Cietek
Title:	Vice President

[Signature Page to Third Amendment to Depositary Trust Agreement]

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